As filed with the Securities and Exchange Commission on August 23, 2012
Registration No. [      ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Armor Defense Systems, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	N/A
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification no.)

202 Champions Point Way
Cary, North Carolina 27513
(919) 532-4223
 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

A. Christopher Johnson
Chief Executive Officer
Armor Defense Systems, Inc.
c/o 202 Champions Point Way
Cary, North Carolina 27513
(919) 532-4223
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Jeffrey M. Quick
Quick Law Group PC
1035 Pearl Street
Suite 403
Boulder, Colorado 80302

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:     As soon as practicable after this registration statement becomes effective and the other conditions to the consummation of the exchange offer described in the enclosed prospectus have been satisfied.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

If applicable, place an X in the box to designate the appropriate rule relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Maximum Amount of Registration Fee(4)
Common Stock, $0.001 Par Value	N/A	N/A	$1,101,743.84	$126.26

(1)
This Registration Statement relates to common stock of Armor Defense Systems, Inc., $0.001 par value, issuable upon consummation of the exchange offer for each outstanding share of common stock, no par value per share, of American Defense Systems, Inc., a Delaware corporation, and subsequent merger of Armor Defense Systems, Inc., a Delaware corporation and wholly-owned subsidiary of Armor Defense Systems, Inc., with and into American Defense Systems, Inc..

(2)	In accordance with Rule 457(o), the number of shares has not been included.
(3)	Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee
(4)	Calculated in accordance with Rule 457(f) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS/OFFER TO PURCHASE MAY BE CHANGED. ARMOR DEFENSE SYSTEMS, INC. MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS/OFFER TO PURCHASE IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS/OFFER TO PURCHASE, DATED August 23, 2012

ARMOR DEFENSE SYSTEMS, INC.
PROSPECTUS/OFFER TO PURCHASE
EACH OUTSTANDING SHARE OF COMMON STOCK
OF
AMERICAN DEFENSE SYSTEMS, INC.
ONE SHARE OF COMMON STOCK
OF
ARMOR DEFENSE SYSTEMS, INC.
SUBJECT IN EACH CASE TO ADJUSTMENT AND PRORATION AS DESCRIBED IN THE
PROSPECTUS/OFFER TO PURCHASE AND THE RELATED LETTER OF ELECTION AND TRANSMITTAL
.
THE OFFER COMMENCED ON FRIDAY, August 23, 2012. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON FRIDAY, September 25, 2012 OR OTHER APPLICABLE DATE, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

Armor Defense Systems, Inc., a Delaware corporation (“Armor” or “Purchaser”), Purchaser is offering to purchase each outstanding share of common stock, no par value per share, of American Defense Systems, Inc (“ADSI” or “Subject Company”), for consideration consisting of one share of common stock, par value $0.001 per share, of Armor, in each case subject to adjustment for stock splits, stock dividends and similar events.

The payment of any consideration in the offer shall be on the terms and subject to the conditions described in this prospectus/offer to purchase and the related letter of election and transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “offer” described herein).

The purpose of the offer is for Armor to acquire control of ADSI. The offer is contingent on Armor’s acquiring at least 90% of the outstanding equity interests of ADSI. Following the purchase by Purchaser of shares of ADSI common stock in the offer, Purchaser will be merged with and into ADSI with ADSI surviving the merger. For a discussion of the treatment of ADSI common stock, options and other rights to acquire ADSI common stock in the merger, please carefully read “The Offer” beginning on page 7.

See “ Risk Factors ” beginning on page 6 of this prospectus/offer to purchase for a discussion of certain factors that you should consider in connection with the offer to exchange your shares of ADSI common stock for the consideration described herein.

ADSI common stock is traded on the OTCQB under the symbol “ADFS.” Armor is not currently listed on any exchange and has no plans to do so.  You are encouraged to obtain current market quotations for ADSI common stock in connection with your decision whether to tender your shares. Please carefully review the entire prospectus/offer to purchase.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to purchase. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS/OFFER TO PURCHASE IS August 23, 2012

The offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration time of the offer (as it may be extended) shares of ADSI common stock that, together with any shares of ADSI common stock then owned by Armor or Purchaser represent at least 90% of the sum of the aggregate number of shares of ADSI common stock outstanding immediately prior to the acceptance of shares of ADSI common stock for exchange pursuant to the offer. The offer is also subject to other conditions described under “The Offer—Conditions to the Offer” beginning on page 7 of this prospectus/offer to purchase.

IMPORTANT

Purchaser is not asking you for a proxy and you are requested not to send Purchaser a proxy. Any solicitation of proxies following the acceptance for exchange of ADSI common stock pursuant to the offer will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended.

Any shareholders of ADSI who desires to tender all or any portion of such shareholder’s shares of ADSI common stock to Purchaser in the offer should either:

●
complete and sign the letter of election and transmittal (or a photocopy of it) for the offer, which is enclosed with this prospectus/offer to purchase, in accordance with the instructions contained in the letter of election and transmittal (having such shareholder’s signature on the letter of election and transmittal guaranteed if required by Instructions 1 and 5 to the letter of election and transmittal), mail or deliver the letter of election and transmittal (or a photocopy of it) and any other required documents to the depositary for the offer, Direct Transfer, LLC (the “Depositary”), which will serve as the “Exchange Agent” (as defined in the merger agreement) for the offer, and either deliver the certificates representing such shares to the Depositary along with the letter of election and transmittal (or a photocopy of it) or tender such shares by book-entry transfer by following the procedures described under “The Offer—Procedures for Tendering Shares of ADSI Common Stock in the Offer” beginning on page 7 of this prospectus/offer to purchase, in each case prior to the expiration time (as defined in this prospectus/offer to purchase) of the offer; or

●
request such shareholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder of ADSI with shares of ADSI common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to Purchaser in the offer.

Any shareholder of ADSI who desires to tender shares of ADSI common stock to Purchaser in the offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the offer, may tender such shares to Purchaser in the offer by following the procedures for guaranteed delivery described under “The Offer—Procedures for Tendering Shares of ADSI Common Stock in the Offer” of this prospectus/offer to purchase.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Armor and ADSI from documents that are filed with the SEC but are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You may read and copy any reports, statements or information that the companies file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. Armor and ADSI’s SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov.

You should rely only on the information contained in, or incorporated by reference into, this prospectus/offer to purchase together with the Schedule 14D-9 of ADSI that has been mailed to you together with this prospectus/offer to purchase in deciding whether to tender your shares of ADSI common stock in the offer. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus/offer to purchase or the Schedule 14D-9. You should not assume that the information contained in, or incorporated by reference into, this prospectus/offer to purchase is accurate as of any date other than August 23, 2012.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS REGARDING THE TRANSACTION	1

SUMMARY	4

RISK FACTORS	6

THE OFFER	7

ACCOUNTING TREATMENT OF THE TRANSACTION	11

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	11

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION	12

OTHER AGREEMENTS RELATED TO THE TRANSACTION	13

INFORMATION RELATING TO PURCHASER	13

LEGAL MATTERS	14

EXPERTS	14

WHERE YOU CAN FIND ADDITIONAL INFORMATION	15

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	16

 QUESTIONS AND ANSWERS REGARDING THE TRANSACTION

For the purposes of this section “Questions and Answers Regarding the Transaction,” the terms “we” and “our” refer to Purchaser. The following are some of the questions you, as a shareholder of ADSI, may have about our offer and the mergers and our answers to those questions. The “Questions and Answers Regarding the Transaction” provide important and material information about our offer and the mergers that is described in more detail elsewhere in this prospectus/offer to purchase, but the “Questions and Answers Regarding the Transaction” may not include all of the information about our offer and the mergers that is important to you. We urge you to carefully read the remainder of this prospectus/offer to purchase and the letter of election and transmittal for our offer because the information in the “Questions and Answers Regarding the Transaction” is not complete. We have included cross-references in the “Questions and Answers Regarding the Transaction” to other sections of this prospectus/offer to purchase to direct you to the sections of this prospectus/offer to purchase in which a more complete description of the topics covered in the “Questions and Answers Regarding the Transaction” appear.

Who is offering to buy my ADSI shares?

Our name is Armor Defense Systems, Inc. (“Armor” or “Purchaser”) and we are offering to buy your shares of common stock of American Defense Systems, Inc., a Delaware corporation (“ADSI”). We were organized as a Delaware corporation for the sole purpose of making an offer for no less than 90% of the outstanding shares of common stock of ADSI. Our principal executive offices are located at 202 Champions Point Way, Cary, North Carolina 27513.

How many shares of ADSI common stock are you offering to purchase?

We are making an offer to purchase no less than 90% of the outstanding shares of ADSI common stock.

How much are you offering to pay in exchange for my shares of ADSI common stock, what is the form of payment and will I have to pay any fees or commissions if my shares are accepted for exchange in your offer?

We are offering to exchange for each share of ADSI common stock that is validly tendered and not withdrawn one share of Armor common stock equal (the “per share stock consideration”), in each case subject to adjustment and proration, as described in this prospectus/offer to purchase and the related letter of election and transmittal

If prior to the date on which shares of ADSI common stock are accepted for exchange pursuant to our offer, (1) if the outstanding shares of ADSI common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the stock of the offer consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (2) if the outstanding shares of Armor common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the stock component of the offer consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

If you are the record owner of your shares and you tender them to us in our offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, bank, trust company or other nominee, and your broker, dealer, bank, trust company or other nominee tenders your shares in our offer on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether it will charge you a fee for tendering your shares in our offer.

What are your plans if you successfully complete your offer but do not acquire no less than 90% of the outstanding shares of ADSI common stock in your offer?

We believe that the offer will provide significant long-term value to all shareholders of the Subject Company. While we believe that our shares have potential for significant appreciation over the long-term, we also recognize that future results may differ significantly from our expectations. In that regard, future events, such as deterioration in existing economic conditions or adverse effects on operations and the financial stability of the Company, could adversely affect our ability to fully implement our strategy and create value for our shareholders.

Potential Benefits of the Offer to Shareholders.    We believe that the offer will allow us to return significant capital appreciation to the shareholders of the Subject Company.  Our Board of Directors and the Majority Shareholders of the Subject Company, have determined that the offer is a prudent use of our financial resources, and re-establishes the rights of Shareholders.  We will look to cut costs dramatically by reducing the wastefulness spending of legal and accounting fee's, inappropriate Board of Director fees, non performing employees, and many other non-beneficial fees and costs the Subject Company continues to spend.  This reduce cost structure will allow the new Board to implement a new strategy that will help enable the Subject Company to again be profitable.  The new Bylaws and Articles of Incorporation will protect all Shareholders by incorporating their Rights that include: written consents, the ability to remove board members, only majority and not super majority threshold, and no adverse action can be taken against Shareholders without their majority consent.  We believe these actions are a necessity for the needs of our business and delivering the most value to our current and any future shareholders.

Potential Risks and Disadvantages of the Offer to Shareholders.    The offer also presents some potential risks and disadvantages to shareholders which include the following. Specifically, and among other things, upon the completion of the offer, shareholders will not realize any dilution as the shareholder capital structure of Armor Defenses Systems is is the same capital structure as the Subject Company. The share exchange is a one-to-one ratio which will not increase or decrease the ownership interest in the Company. However, there can be no assurance that we will not issue additional shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering shareholders.

Certain Effects of the Offer.    After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will provide us with adequate financial resources that will improve business operations.

Has the board of directors of ADSI approved your offer and the proposed merger?

No.

Are Armor’s business, prospects and financial condition relevant to my decision to tender my shares in the offer?

No. Shares of ADSI common stock accepted for exchange in the offer will be exchanged in part for Armor common stock.  However, as part of the subsequent merger, you will continue to own equity in ADSI and Armor will cease to be a separate entity.

How long do I have to tender my shares of ADSI common stock in your offer?

Unless we extend our offer, you will have until 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on September 25, 2012, to tender your shares of ADSI common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares.

Under what circumstances can or must you extend your offer beyond its original expiration time?

Subject to Armor (and ADSI’s) termination rights under the merger agreement: (1) if, at any time as of which our offer is scheduled to expire, any condition to our offer has not been satisfied or waived, we are required to extend our offer on one or more occasions for additional successive periods of up to 20 business days per extension (but not beyond December 31, 2012); provided, that if at any expiration date of the offer all of the offer conditions are satisfied or waived, except the minimum condition, Purchaser shall only be required to extend the offer beyond the initial expiration date for an aggregate of sixty days and (2) we are required to extend our offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to our offer. If on any expiration date any offer condition (other than the minimum condition) is not satisfied, but such offer condition is reasonably capable of being satisfied at or prior to December 31, 2012, then, at the written request of ADSI, Purchaser must extend the offer for a period or periods not to exceed 10 business days each; provided, that Purchaser is not required to extend the offer beyond December 31, 2012. In addition, if the minimum condition is satisfied but less than 90% of the number of outstanding shares of ADSI common stock are accepted for exchange pursuant to our offer, we may, in our sole discretion (and without the consent of ADSI or any other person), but are not required to, elect to extend the offer for one or more successive offering periods (of up to 20 business days per extension) until December 31, 2012 in order to permit additional shares of ADSI common stock to be tendered into our offer such that immediately following the consummation of the offer, Purchaser and Armor hold shares of ADSI common stock representing the short-form merger threshold; provided, however, that if Purchaser so elects to extend the offer, then each of Armor and Purchaser will be deemed to have irrevocably waived all of the offer conditions.

How will I be notified if you extend your offer?

If we extend our offer, we will inform the Depositary and will publicly announce the extension not later than 9:00 a.m., Eastern Time, on the business day after the day on which our offer was previously scheduled to expire.

What are the most significant conditions to your offer?

We are not obligated to purchase any shares of ADSI common stock that are tendered in our offer unless, prior to the expiration time of our offer, the number of shares validly tendered and not properly withdrawn, together with any shares of ADSI common stock then owned by Armor or us immediately prior to the acceptance for exchange of shares pursuant to our offer, represent more than 90% of the sum of the aggregate number of shares of ADSI common stock then outstanding. Our offer is not subject to any financing condition, but it is subject to a number of other conditions

To tender all or any portion of your shares of ADSI common stock for exchange in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the letter of election and transmittal (or a photocopy of it) enclosed with this prospectus/offer to purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, or tender your shares using the book-entry procedure described herein prior to the expiration time of our offer.

Are dissenters’ rights available in either your offer or the merger?

Dissenters’ rights are not available in connection with our offer. If you choose not to tender your shares of ADSI common stock in our offer, however, and we purchase shares of ADSI common stock in our offer, dissenters’ rights will be available to you at the time we complete the merger. If you choose to exercise dissenters’ rights in connection with the merger, and you comply with the applicable requirements under Delaware law (which include not voting in favor of the approval of the principal terms of the merger agreement or the merger, in the event that a shareholder vote is necessary), you will be entitled to payment for your shares based on a judicially determined fair and independent appraisal of the value of your shares as of August 22, 2012 the day before the first announcement of the terms of our offer. This value may be more or less than the value of the consideration that we are offering to exchange and pay for each of your shares in our offer and the merger.

Why does the cover page state that this offer may be changed and that the shares of Armor common stock may not be sold until the registration statement filed with the SEC is effective? Does this mean that your offer has not commenced?

No. Completion of this prospectus/offer to purchase and effectiveness of the registration statement are not necessary for our offer to commence. Our offer commenced on August 23, 2012. However, we will not be entitled to accept for exchange and to deliver consideration for shares of ADSI common stock tendered pursuant to the offer until the registration statement has been declared effective by the SEC, among other conditions to the consummation of the offer.

What are the United States federal income tax consequences of having my shares of ADSI common stock accepted for exchange in your offer or converted in the merger?

The offer and the merger taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “code”). Assuming such qualification, the tax consequences to ADSI shareholders will generally be as follows: ADSI shareholders who exchange all of their ADSI common stock for Armor common stock in the offer or the merger will recognize no gain or loss from the exchange.

Each ADSI shareholder should read the discussion under “Material United States Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer and the mergers to such ADSI shareholder.

What is the market value of my shares of ADSI common stock?

On August 23, 2012, the last trading day before Armor and ADSI announced that they had entered into the merger agreement, the last sales price of ADSI common stock reported on the OTCQB was $[0.02] per share. We advise you to obtain recent quotations for shares of ADSI common stock and shares of Armor common stock when deciding whether to tender your shares in our offer. In addition, you should also consider Armor’s financial condition by reviewing the sections of this prospectus/offer to purchase entitled “Summary Selected Consolidated Historical Financial Data of Armor” and “Risk Factors” and the documents incorporated by reference into this prospectus/offer to purchase because they contain detailed business, financial and other information about Armor.

Are there any regulatory clearances or approvals required to complete your offer?

Yes, the SEC must declare the registration statement, of which this prospectus/offer to purchase is a part, effective.

 SUMMARY

This section summarizes material information presented in greater detail elsewhere in this prospectus/offer to purchase. However, this summary does not contain all of the information that may be important to ADSI shareholders. ADSI shareholders are urged to read carefully the entire prospectus/offer to purchase and the other documents referred to and incorporated by reference in this prospectus/offer to purchase to fully understand the offer and the mergers. In particular, ADSI shareholders should read the merger agreement, which is attached as Annex A. You may obtain the information incorporated by reference into this prospectus/offer to purchase by following the instructions in the section entitled, “Where You Can Find Additional Information” beginning on page 15.”

The Offer

Armor Defense Systems, Inc., a Delaware corporation (“Armor” or “Purchaser”), Purchaser is offering to purchase each outstanding share of common stock, no par value per share, of American Defense Systems, Inc (“ADSI” or “Subject Company”), for consideration consisting of one share of common stock, par value $0.001 per share, of Armor, in each case subject to adjustment for stock splits, stock dividends and similar events.

The payment of any consideration in the offer shall be on the terms and subject to the conditions described in this prospectus/offer to purchase and the related letter of election and transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “offer” described herein).

The purpose of the offer is for Armor to acquire control of ADSI. The offer is contingent on Armor’s acquiring at least 90% of the outstanding equity interests of ADSI. Following the purchase by Purchaser of shares of ADSI common stock in the offer, Purchaser will be merged with and into ADSI with ADSI surviving the merger. For a discussion of the treatment of ADSI common stock, options and other rights to acquire ADSI common stock in the merger, please carefully read “The Offer” beginning on page 7.

The initial expiration date for the offer is September 25, 2012. In certain circumstances, Armor is required to or may extend the offer beyond this date.

Purpose of the Offer

The purpose of the offer is for Armor to acquire control of, and ultimately the entire equity interest in, ADSI. The offer is the first step in Armor’s plan to acquire no less than 90% of the outstanding equity interests of ADSI. Following the purchase by Purchaser of shares of ADSI common stock in the offer and the satisfaction or waiver of each of the conditions to such merger set forth in the merger agreement, Purchaser will be merged with and into ADSI in the merger.

The Merger

Following the consummation of the offer, Purchaser will be merged with and into ADSI in the merger, with ADSI surviving the merger.

If immediately following the consummation of the offer, Purchaser and Armor hold shares of ADSI common stock representing the short-form merger threshold (90%), then Armor and Purchaser will consummate the merger pursuant to the short form merger procedures under Delaware law as soon as practicable thereafter without a vote or any further action by the holders of shares of ADSI common stock.

Information relating to Armor and Purchaser

Armor Defense Systems, Inc.
202 Champions Point Way
Cary, North Carolina 27513

Purchaser was incorporated on April 20, 2012 in the State of Delaware. Purchaser has not engaged in any operations and exists solely to make the offer and otherwise facilitate the transaction.

Timing of the Offer; Extension

The offer commenced on August 23, 2012 and is currently scheduled to expire on September 25, 2012, but may be extended under the circumstances described below.

The offer:

●	shall be extended by Purchaser (but not later than December 31, 2012) if any of the conditions to the offer shall not have been satisfied or waived;

●
shall at the written request of ADSI, be extended by Purchaser for a period or periods not to exceed 10 business days each, if on any expiration date any offer condition (other than the minimum condition) is not satisfied, but such offer condition is reasonably capable of being satisfied at or prior to December 31, 2012; provided, that Purchaser is not required to extend the offer beyond December 31, 2012.

●	shall be extended by Purchaser if and to the extent required by the SEC or any other applicable law; and

●
may be extended by Purchaser until December 31, 2012, if the minimum condition is satisfied but less than 90% of the number of outstanding shares of ADSI common stock are accepted for exchange pursuant to the offer, in order to permit additional shares of ADSI common stock to be tendered into the offer such that immediately following the consummation of the offer, Purchaser and Armor hold (including

During an extension, all shares of ADSI common stock previously tendered and not properly withdrawn will remain subject to the offer, subject to each ADSI shareholder’s right to withdraw its shares of ADSI common stock. If the offer has not been consummated by December 31, 2012, ADSI or Armor may terminate the merger agreement.

No subsequent offering period will be available pursuant to the offer.

Withdrawal Rights

Shares of ADSI common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer, as it may be extended.

Procedures for Tendering Shares of ADSI Common Stock in the Offer

For a ADSI shareholder to validly tender shares of ADSI common stock pursuant to the offer and make a cash election or stock election, a properly completed and duly executed letter of election and transmittal or manually executed copy of that document, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by Direct Transfer, LLC.

In addition, certificates for tendered shares of ADSI common stock must be received by the exchange agent, or the shares of ADSI common stock must be tendered pursuant to the procedures for book-entry tender, in each case before the expiration date of the offer.

Acceptance for Exchange of ADSI Stock; Delivery of Armor Common Stock

Upon the terms of, and subject to the conditions to, the offer, including, the terms and conditions of any extension or amendment, Armor is required to accept for exchange, and to deliver shares of Armor common stock in exchange for, shares of ADSI common stock validly tendered and not withdrawn, promptly after the expiration date of the offer.

Financing Contingencies

The offer and mergers are not conditioned upon any financing arrangements or contingencies. Armor intends to use cash on hand, as well as shares of Armor common stock, to finance the offer and the mergers, the costs and expenses related to the offer and the mergers and the ongoing working capital and other general corporate requirements of the combined organization after consummation of the mergers. Armor expects that the funds available pursuant to the arrangements described above will be sufficient to complete the offer and the mergers.

Dissenters’ Rights

ADSI shareholders are not entitled to dissenters’ rights in connection with the offer. If you choose not to tender your shares of ADSI common stock in our offer, however, and we purchase shares of ADSI common stock in our offer, dissenters’ rights will be available to you at the time we complete the merger. If you choose to exercise dissenters’ rights in connection with the merger, and you comply with the applicable requirements under Delaware law (which include not voting in favor of the approval of the principal terms of the merger agreement or the mergers, in the event that a shareholder vote is necessary), you will be entitled to payment for your shares based on a judicially determined fair and independent appraisal of the value of your shares as of August 23, 2012, the day before the first announcement of the terms of the offer. This value may be more or less than the value of the consideration that we are offering to exchange and pay for each of your shares in our offer and the merger. These procedures are described more fully in the section entitled “The Offer–Purpose of the Transaction; Plans for ADSI; The Mergers; Dissenters’ Rights—Dissenters’ Rights.”

Material United States Federal Income Tax Consequences

The offer and the merger taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the code.

If the offer and the merger qualify as a reorganization within the meaning of Section 368(a) of the code, the U.S. federal income tax consequences to ADSI shareholders generally will recognize no gain or loss, except with respect to cash received in lieu of fractional shares of Armor common stock.

Each ADSI shareholder should read the discussion under “Material United States Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer and the mergers to such ADSI shareholder.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, Armor will account for the acquisition of shares of ADSI common stock in the transaction under the acquisition method of accounting for business combinations.

 RISK FACTORS

In considering whether to tender your shares of ADSI common stock pursuant to the offer, you should carefully consider the information in this prospectus, including the risk factors set forth below and those incorporated by reference. All of the risks set forth below, including those under the heading “Risks Relating to Armor” and “Risks Relating to ADSI” are also risks of the combined company after the offer and mergers are completed.

Risks Relating to the Transaction and the Combined Company

The announcement and pendency of the acquisition of ADSI could cause disruptions in the businesses of Armor or ADSI, which could have an adverse effect on their respective business and financial results, and consequently on the combined company.

Armor and ADSI have operated and, until the consummation of the merger, will continue to operate, independently. Uncertainty about the effect of the offer and the mergers on customers, suppliers and employees may have an adverse effect on ADSI and consequently on the ADSI subsequent to the merger. In response to the announcement of the offer and mergers, existing or prospective customers or suppliers of ADSI may:

●	delay, defer or cease purchasing products or services from or providing products or services to ADSI or the combined company;

●	delay or defer other decisions concerning ADSI or the combined company; or

●	otherwise seek to change the terms on which they do business with ADSI or the combined company.

Any such delays or changes to terms could seriously harm the business of each company or, if the offer and the mergers are completed, the combined company.

In addition, as a result of the offer and the mergers, current and prospective employees could experience uncertainty about their future with Armor, ADSI or the combined company. These uncertainties may impair the ability of each company to retain, recruit or motivate key personnel.

The recent recession or a worsening of the United States and global economy could materially adversely affect the combined company’s business.

The combined company’s revenues and performance will depend significantly on consumer confidence and spending, which deteriorated due to the recent recession and may remain depressed for the foreseeable future. Some of the factors that could influence the levels of consumer confidence and spending include, without limitation, continuing adverse conditions in the residential real estate and mortgage markets, access to credit, labor and healthcare costs, increases in fuel and other energy costs, consumer confidence and other macroeconomic factors affecting consumer spending behavior. These and other economic factors could have a material adverse effect on demand for the combined company’s products and on its financial condition and operating results.

Any delay and/or failure in the consummation of the offer or the mergers may significantly reduce the benefits expected to be obtained from the offer and the mergers or could adversely affect the market price of ADSI common stock or their future business and financial results.

In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions.

Failure to complete the offer and the mergers would prevent ADSI from realizing the anticipated benefits of the transaction. Each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the offer and the mergers may significantly reduce the synergies and other benefits that Armor expects to achieve if it successfully consummates the offer and the mergers within the expected timeframe and integrates the businesses.

In addition, the market price of each company’s common stock may reflect various market assumptions as to whether and when the offer and the mergers will be completed. Consequently, the failure to complete, or any delay in, the consummation of the offer and the mergers could result in a significant change in the market price of Armor or ADSI common stock.

Loss of key personnel could have a material adverse effect on the business and results of operations of Armor after the offer and the mergers.

The success of Armor after the offer and the mergers, if completed, will depend in part upon its ability to retain key employees of both companies. Competition for qualified personnel can be intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with Armor. Accordingly, Armor may not be able to retain key employees following the offer and the mergers. Loss of key personnel could have a material adverse effect on the business and operations of Armor after the consummation of the offer and the mergers.

THE OFFER

The Offer

Armor Defense Systems, Inc., a Delaware corporation (“Armor” or “Purchaser”), Purchaser is offering to purchase each outstanding share of common stock, no par value per share, of American Defense Systems, Inc (“ADSI” or “Subject Company”), for consideration consisting of one share of common stock, par value $0.001 per share, of Armor, in each case subject to adjustment for stock splits, stock dividends and similar events.

The payment of any consideration in the offer shall be on the terms and subject to the conditions described in this prospectus/offer to purchase and the related letter of election and transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “offer” described herein).

The purpose of the offer is for Armor to acquire control of ADSI. The offer is contingent on Armor’s acquiring at least 90% of the outstanding equity interests of ADSI. Following the purchase by Purchaser of shares of ADSI common stock in the offer, Purchaser will be merged with and into ADSI with ADSI surviving the merger. For a discussion of the treatment of ADSI common stock, options and other rights to acquire ADSI common stock in the merger, please carefully read “The Offer” beginning on page 45.

The initial expiration date for the offer is September 25, 2012. In certain circumstances, Armor is required to or may extend the offer beyond this date.

Purpose of the Offer

The purpose of the offer is for Armor to acquire control of, and ultimately the entire equity interest in, ADSI. The offer is the first step in Armor’s plan to acquire no less than 90% of the outstanding equity interests of ADSI. Following the purchase by Purchaser of shares of ADSI common stock in the offer and the satisfaction or waiver of each of the conditions to such merger set forth in the merger agreement, Purchaser will be merged with and into ADSI in the merger.

The Merger

Following the consummation of the offer, Purchaser will be merged with and into ADSI in the merger, with ADSI surviving the merger.

If immediately following the consummation of the offer, Purchaser and Armor hold shares of ADSI common stock representing the short-form merger threshold (90%), then Armor and Purchaser will consummate the merger pursuant to the short form merger procedures under Delaware law as soon as practicable thereafter without a vote or any further action by the holders of shares of ADSI common stock.

If Purchaser makes a material change in the terms of the offer, Purchaser will distribute additional offer materials and extend the offer to the extent required by applicable law. The minimum period during which the offer must remain open following such a change will depend upon the relative materiality of the changed terms. However, with respect to a change in price or a change in the percentage of securities sought, Purchaser must keep the offer open for at least ten business days from the date materials disclosing such change are made available to ADSI shareholders.

No subsequent offering period will be available pursuant to the offer.

Procedures for Tendering Shares of ADSI Common Stock in the Offer

Valid Tender

For a ADSI shareholder to validly tender shares of ADSI common stock in the offer, prior to the expiration time of the offer:

1.
each certificate representing the tendered shares, together with the letter of election and transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under “Signature Guarantees”) and any other required documents required by the letter of election and transmittal, must be received by the Depositary at the address listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer;

2.
in the case of a tender effected pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer,” (1) either the letter of election and transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under “Signature Guarantees”), or an agent’s message (as described below under “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at the address listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer, and (2) the shares of ADSI common stock to be tendered must be delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a book-entry confirmation (as described below under “Book-Entry Transfer”) must be received by the Depositary prior to the expiration time of the offer; or

3.	the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the expiration time of the offer.

Shareholders must use one of these methods to validly tender shares of ADSI common stock in the offer. The valid tender of shares of ADSI common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms of and subject to the conditions to the offer.

The method of delivery of shares of ADSI common stock to be tendered in the offer, the letter of election and transmittal and all other required documents, including delivery through the book-entry transfer facility described below, is at the election and risk of the tendering shareholder. Shares of ADSI common stock to be tendered in the offer will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation described below). If delivery of shares of ADSI common stock is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will notify Depositary Trust Company (the book-entry transfer facility) to establish an account with respect to the shares of ADSI common stock for purposes of the offer as promptly as practicable after the date of this offer to purchase. Any financial institution that is a participant of the book-entry transfer facility’s system may effect a book-entry delivery of shares of ADSI common stock in the offer by causing the book-entry transfer facility to transfer such shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility is sometimes referred to in this prospectus/offer to purchase as a book-entry confirmation. The term “agent’s message” as used in this prospectus/offer to purchase means a message, transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that (1) the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares of ADSI common stock that such participant has received, the letter of election and transmittal, (2) the participant agrees to be bound by the terms of the letter of election and transmittal, and (3) Purchaser may enforce such agreement against such participant.

Although delivery of shares of ADSI common stock may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the letter of election and transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under “Signature Guarantees”), or an agent’s message (as described above), and any other required documents, must be received by the Depositary at the address listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer to effect a valid tender of shares by book-entry.

Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the letter of election and transmittal that is being returned with shares of ADSI common stock being tendered in the offer if (1) the letter of election and transmittal is signed by the registered holder(s) of the shares of ADSI common stock tendered with such letter of election and transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such letter of election and transmittal, or (2) shares of ADSI common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as eligible institutions in this prospectus/offer to purchase). A registered holder of shares of ADSI common stock includes any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the letter of election and transmittal that is being returned with shares of ADSI common stock being tendered in the offer must be guaranteed by an eligible institution. See Instructions 1 and 5 to the letter of election and transmittal enclosed with this prospectus/offer to purchase for more information. If certificates representing shares of ADSI common stock being tendered in the offer are registered in the name of a person other than the signer of the letter of election and transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of ADSI common stock not being tendered or not accepted for exchange are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the letter of election and transmittal enclosed with this prospectus/offer to purchase for more information.

Guaranteed Delivery

If a shareholder desires to tender shares of ADSI common stock in the offer and such shareholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration time of the offer, such shareholder may tender such shares if all the following conditions are met:

●	the tender is made by or through an eligible institution (as described above under “Signature Guarantees”);

●
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this prospectus/offer to purchase, is received by the Depositary at its addresses listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer; and

●
either (1) the certificates representing tendered shares of ADSI common stock being tendered in the offer, together with the letter of election and transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this prospectus/offer to purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (2) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer,” (i) either the letter of election and transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “Signature Guarantees”), or an agent’s message (as described above under “Book-Entry Transfer”), and any other required documents, is received by the Depositary at the address listed on the back cover of this prospectus/offer to purchase and (ii) such shares are delivered pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer” and a book-entry confirmation (as described above under “Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which The NASDAQ Global Select Market is open for business.

The Notice of Guaranteed Delivery may be delivered by mail or facsimile transmission to the Depositary, and must include a guarantee by an eligible institution in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The method of delivery of share certificates, the letter of election and transmittal and all other required documents is at the option and risk of the tendering shareholder, and delivery will be made only when actually received by the Depositary.

Appointment of Attorney-in-Fact

By executing and returning the letter of election and transmittal (or a photocopy of it), or in the case of a book-entry transfer, by delivery of an agent’s message in lieu of the letter of election and transmittal as described above under “Book-Entry Transfer,” a shareholder tendering shares of ADSI common stock in the offer will be irrevocably appointing designees of Purchaser as such shareholder’s attorneys-in-fact and proxies in the manner described in the letter of election and transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the shares of ADSI common stock being tendered by such shareholder and accepted for exchange by Purchaser and with respect to any and all other shares of ADSI common stock or securities issued or issuable in respect of such tendered shares on or after the date of this prospectus/offer to purchase. All such proxies will be considered coupled with an interest in the shares of ADSI common stock being tendered. Such appointment will be effective when, and only to the extent that, Purchaser accepts for exchange the shares of ADSI common stock being tendered by such shareholder as provided in this prospectus/offer to purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such shares of ADSI common stock will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of ADSI common stock in respect of any annual, special or adjourned meeting of ADSI’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for shares of ADSI common stock to be deemed validly tendered, immediately upon Purchaser’s acceptance for exchange of such shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such shares, including voting at any meeting of shareholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of ADSI common stock in the offer will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of shares of ADSI common stock determined by it not to be in proper form or the acceptance for exchange of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right, subject to applicable law, to waive any defect or irregularity in the tender of any shares of ADSI common stock of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares of ADSI common stock in the offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Armor, ADSI, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to any rights of ADSI under the merger agreement, Purchaser’s interpretation of the terms and conditions of the offer (including the letter of election and transmittal and the instructions thereto and any other documents related to the offer) will be final and binding. Tender offer elections (whether actual or deemed) are irrevocable, except that shares of ADSI common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date. After an effective withdrawal, shares of ADSI common stock may be retendered with another election by submitting to the Exchange Agent a completed replacement of the letter of election and transmittal (and any other documents required by the offer for properly tendering ADSI shares) prior to the expiration date of the offer.

Withdrawal Rights

Except as otherwise provided in this section, tenders of shares of ADSI common stock in the offer are irrevocable. Shares of ADSI common stock that are tendered in the offer may be withdrawn pursuant to the procedures described below at any time prior to the expiration time of the offer, unless accepted for exchange on or before that date as provided in this prospectus/offer to purchase.

For a withdrawal of shares of ADSI common stock previously tendered in the offer to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the expiration time at one of its addresses listed on the back cover of this prospectus/offer to purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an eligible institution, any and all signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares have been tendered pursuant to the book-entry transfer procedures described above, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Purchaser will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, which decision will be final and binding. Neither Armor nor Purchaser, nor ADSI, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of shares of ADSI common stock may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares may be re-tendered at any time prior to the expiration time of the offer (as it may be extended) by following one of the procedures for tendering described above.

Acceptance for Exchange of ADSI Stock; Delivery of Cash and Armor Common Stock

On the terms of and subject to the conditions to the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the offer, Purchaser will accept for exchange, and will deliver consideration for, all shares of ADSI common stock validly tendered to Purchaser in the offer and not withdrawn prior to the expiration time of the offer. Subject to the terms of the merger agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for exchange of or the delivery of consideration for shares of ADSI common stock that are tendered in the offer until all of the conditions to the consummation of the offer have been satisfied or waived, including the minimum condition. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, delivery of consideration for shares of ADSI common stock that are accepted for exchange in the offer will be made only after timely receipt by the Depositary of:

●
the certificates representing such shares, together with the letter of election and transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “Signature Guarantees”); or

●
in the case of a transfer effected pursuant to the book-entry transfer procedures as described above under “Book-Entry Transfer” a book-entry confirmation and either the letter of election and transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under “Signature Guarantees”) or an agent’s message, and any other required documents.

The cash and the Armor common stock paid to any shareholder in the offer will be the highest per share consideration paid to any other shareholder in the offer.

For purposes of the offer, Purchaser will be deemed to have accepted for exchange, and thereby purchased, shares of ADSI common stock that are validly tendered in the offer and not withdrawn prior to the expiration time of the offer as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for exchange of such shares. On the terms of and subject to the conditions to the offer, the delivery of consideration for shares of ADSI common stock that are accepted for exchange in the offer will be made by deposit of the cash component with and delivery of the stock component to the Depositary, which will act as an agent for shareholders tendering shares in the offer for the purpose of receiving the offer consideration from Purchaser and transmitting payment to such shareholders whose shares of ADSI common stock have been accepted for exchange in the offer.

If Purchaser is delayed in its acceptance for exchange of, or delivery of consideration for, shares of ADSI common stock that are tendered in the offer, or is unable to accept for exchange, or pay for, shares that are tendered in the offer for any reason, then, without prejudice to Purchaser’s rights under the offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the merger agreement), the Depositary may, nevertheless, on behalf of Purchaser, retain shares of ADSI common stock that are tendered in the offer, and such shares may not be withdrawn except to the extent that shareholders tendering such shares are entitled to do so as described above under “Withdrawal Rights” or as otherwise contemplated by federal securities laws.

If any shares of ADSI common stock that are tendered in the offer are not accepted for exchange pursuant to the terms and conditions of the offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the shareholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the book-entry transfer facility), in each case, promptly after the expiration or termination of the offer.

Purpose of the Transaction; Plans for ADSI; The Mergers; Dissenters’ Rights

Purpose of the Transaction

The purpose of the transaction is to enable Armor to acquire the entire equity interest in, and thus control of, ADSI. The offer, as the first step in the acquisition of ADSI, is intended to facilitate the acquisition of no less than 90% of the outstanding shares of ADSI common stock or, if fewer than no less than 90% of the outstanding shares of ADSI common stock are tendered and not properly withdrawn prior to the expiration time of the offer, such lesser number of shares of ADSI common stock, subject to the conditions to the offer described below under “The Offer–Conditions to the Offer.” \

Dissenters’ Rights

No dissenters’ rights are available in connection with the offer. However, if the merger is consummated following the consummation of the offer, each holder of ADSI common stock who fully complies with and meets all the requirements of the provisions of Chapter 13 of the DGCL, which is set forth in Annex C of this prospectus/offer to purchase and incorporated herein by reference (such shareholders are referred to herein as “qualifying shareholders”), may have the right to require ADSI to purchase the holder’s shares of ADSI common stock for cash at “fair market value.” A qualifying shareholder will be entitled to exercise these dissenters’ rights under the DGCL only if (a) the holders of 5% or more of the outstanding shares of ADSI common stock properly file demands for payment of the fair market value or (b) if the shares of ADSI common stock held by such holder are subject to any restriction on transfer imposed by ADSI or by any law or regulation (“restricted shares”). Accordingly, if holders of 5% or more of the shares of ADSI common stock properly file demands for payment in compliance with Chapter 13 of the DGCL, all other qualifying shareholders will be entitled to require ADSI to purchase their shares of ADSI common stock for cash at their fair market value if the merger is consummated. If the holders of less than 5% of the shares of ADSI common stock properly file demands for payment in compliance with Chapter 13 of the DGCL and one or more shareholders of restricted shares properly file such a demand, only such holder or holders of restricted shares shall be entitled to require ADSI to purchase their shares of ADSI common stock as described in the preceding sentence. In addition, if immediately prior to the effective time of the merger, the shares of ADSI common stock are not listed on a national securities exchange certified by the Delaware Commissioner of Corporations, holders of shares of ADSI common stock may exercise dissenters’ rights as to any or all of their shares of ADSI common stock entitled to such rights. If the merger is not consummated, no qualifying shareholder will be entitled to have ADSI purchase such holder’s shares of ADSI common stock under Chapter 13 of the DGCL. After a shareholder files a demand to exercise dissenters’ rights, that shareholder may not withdraw the demand without ADSI’s consent.

Under the DGCL, the “fair market value” of the shares of ADSI common stock may be one agreed to by ADSI and the qualifying shareholders or judicially determined, depending on the circumstances. The “fair market value” is determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation as a result of the merger and subject to adjustments. The value so determined could be more or less than the consideration to be paid to ADSI shareholders in the offer or the merger.

ACCOUNTING TREATMENT OF THE TRANSACTION

Armor will account for the offer and the merger under the acquisition method of accounting for business combinations.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the offer and merger to ADSI shareholders who are U.S. Holders (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “code”), the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the offer and the merger This discussion applies only to ADSI shareholders that hold their shares of ADSI common stock, and will hold any shares of Armor common stock received in exchange for their shares of ADSI common stock, as capital assets within the meaning of Section 1221 of the code. This discussion does not address all federal income tax consequences of the offer and the merger that may be relevant to particular ADSI shareholders, including ADSI shareholders that are subject to special tax rules, such as dealers in securities; traders in securities that elect mark-to-market treatment; financial institutions; insurance companies; tax-exempt organizations; mutual funds; partnerships (including entities treated as partnerships for U.S. federal income tax purposes), S corporations and other “flow-through” or disregarded entities for U.S. federal income tax purposes; ADSI shareholders who hold ADSI common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; ADSI shareholders who have a “functional currency” other than the U.S. dollar; ADSI shareholders who are not U.S. Holders (as defined below); persons who have an indirect beneficial interest in ADSI common stock through partnerships, trusts or other entities that may be subject to special treatment; U.S. expatriates; ADSI shareholders liable for the alternative minimum tax; ADSI shareholders who exercise dissenters’ rights; and ADSI shareholders who acquired their shares of ADSI common stock through stock option or stock purchase programs or otherwise as compensation. In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction or federal tax laws other than income tax law.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of ADSI common stock who, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or a trust that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

ADSI SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER AND INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND APPLICABLE REPORTING REQUIREMENTS.

Treatment of the Offer and the Mergers as a Reorganization

Assuming the offer and the merger are collectively treated as a reorganization, the U.S. federal income tax consequences for ADSI shareholders will vary depending on whether the ADSI shareholders receives solely cash, solely Armor common stock, or a combination of cash and Armor common stock in exchange for their ADSI common stock.

.INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

No expert named in this prospectus/offer to purchase as having prepared or certified any part hereof or counsel named in this prospectus/offer to purchase as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities, was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter through the date of effectiveness of this prospectus/offer to purchase or that part of this prospectus/offer to purchase to which such preparation, certification or opinion relates, had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in Armor or any of its subsidiaries or was connected with Armor or any of its subsidiaries as a promoter, managing underwriter (or any principal underwriter), voting trustee, director, officer, or employee.

 OTHER AGREEMENTS RELATED TO THE TRANSACTION

Not applicable.

 INFORMATION RELATING TO ARMOR AND PURCHASER

Information about Armor

Purchaser was incorporated in Delaware on April 20, 2012 and is a wholly-owned subsidiary of Armor. Its principal executive offices are located at 202 Champions Point Way, Cary, North Carolina 27513 and its telephone number is (919) 389-8321. Since it is a newly formed corporation with no operating history, and it was created specifically to enable Armor to acquire outstanding shares of ADSI common stock, it has only limited financial information to be presented in this prospectus/offer to purchase.

A. Christopher Johnson is the sole officer, director and shareholder of Armor.  Mr. Johnson owns approximately 0.30% of the outstanding shares of common stock of ADSI.   Mr. Johnson has worked in the investment banking/private equity industry for the last 22 years.  He currently works for Volant Trading Asia Lmt., in Hong Kong and oversees the Company's Asian Operations.  He has worked the multiple investment banks, including Nations Bank  (Bank of America) and Bank National De paris (BNP) in global financial centers around the world.  His experience also includes private equity, as an activist investor who has helped fund various companies, including American Defense Systems, and has held various executive and Board positions.  As an executive and Board member, Mr. Johnson has worked with companies to analyze and restructure their debt and improper capitalization, while helping to increase productivity.  Mr. Johnson is a graduate of Denison University of Ohio. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Armor and Purchaser are set forth in Schedule I hereto.

During the last five years, none of Armor or, to the best knowledge of Armor, no officer, director or shareholder (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this prospectus/offer to purchase, none of Purchaser, Armor or, to the knowledge of the Purchaser or Armor, any officer or director or any associate or majority-owned subsidiary of Armor, Purchaser or any beneficially owns any equity security of ADSI, and none of Purchaser, Armor or, to the knowledge of the Purchaser or Armor, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of ADSI during the past 60 days.

 LEGAL MATTERS

Quick Law Group PC, counsel to Armor, will pass upon the validity of the Armor common stock to be issued in the offer and the merger for Armor.

EXPERTS

The financial statements as of June 30, 2012 included in this prospectus and referenced elsewhere in this prospectus have been audited by D. Brooks and Associates CPA's, P.A. The report expresses an unqualified opinion and includes an explanatory paragraph related to our ability to continue as a going concern.  Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

ADSI file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. Such reports, proxy statements and other information may be read and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the regional offices of the SEC located at 3 World Financial Center, Suite 400, New York, NY 10281 and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information by calling the SEC at 1-800-732-0330. The SEC also maintains a website at www.sec.gov that contains public filings reports, proxy statements and other information relating to ADSI and Armor that have been filed via the EDGAR System.

You should rely only on the information contained in, or incorporated by reference into, this prospectus/offer to purchase, together with the Schedule 14D-9 of ADSI that has been mailed to you together with this prospectus/offer to purchase in deciding whether to tender your shares of ADSI common stock in the offer. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus/offer to purchase or Schedule 14D-9 of ADSI. You should not assume that the information contained in, or incorporated by reference into, this prospectus/offer to purchase is accurate as of any date other than that August 23, 2012.

On August 23, 2012, Armor filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of Armor common stock to be issued in the offer and the merger, and Armor may also file amendments to that registration statement. This prospectus/offer to purchase is a part of that registration statement and constitutes a prospectus of Armor for the shares of Armor common stock to be issued to ADSI’s shareholders in the offer and the merger. As allowed by SEC rules, this prospectus/offer to purchase does not contain all of the information found in the registration statement or the exhibits to the registration statement. For further information relating to Armor and the shares of Armor common stock, you should consult the registration statement and its exhibits. In addition, on August 23, 2012, Armor filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, to furnish certain information about the offer and may amendments to the Schedule TO. On August 23, 2012, ADSI filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the offer and the merger, which includes an information statement pursuant to Section 14(f) of the Exchange Act and Rule 14F-1. You may obtain copies of the registration statement and its exhibits, the Schedule TO and the Schedule 14D-9 (and any amendments to those documents) in the manner described above.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus/offer to purchase are, and statements in other material filed or to be filed with the SEC (as well as information included in oral statements or other written statements made or to be made by Armor) will be, forward-looking within the meaning of the Securities Act and the Exchange Act. Generally, the words “will,” “may,” “should,” “continue,” “believe,” “expect,” “intend,” “anticipate” or similar expressions identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

You should understand that the following important factors, in addition to those discussed under “Risk Factors” and in the documents that are incorporated herein by reference, could affect the future results of Armor, ADSI and the combined company following the consummation of the offer and the mergers and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

●	business expansion or cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time-frame;

●	operating results following the proposed acquisition may be lower than expected;

●	Armor may experience increased competitive pressure among companies in its industry generally or actions directed specifically against it by competitors;

●	Armor and its subsidiaries may not be successful in implementing their business expansion and other financial and operational initiatives;

●	Armor may be adversely affected by industry competition, conditions, performance and consolidation;

●	Armor may be adversely affected by legislative and/or regulatory developments;

●	Armor may experience adverse changes in labor costs;

●	Armor may be adversely affected by global and domestic economic repercussions from recent terrorist activities and the government response thereto;

●	Armor may be adversely affected by labor stoppages; and

●	Armor may be adversely affected by the outcome of claims and litigation.

Forward-looking statements speak only as of the date the statements were made. Armor assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If Armor does update one or more forward- looking statements, no inference should be drawn that Armor will make additional updates with respect thereto or with respect to other forward-looking statements.

ARMOR DEFENSE SYSTEMS INC.

AUDITED FINANCIALS

PERIOD FROM APRIL 20, 2012 (INCEPTION) THROUGH JUNE 30, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholder of Armor Defense Systems Inc.

We have audited the accompanying balance sheet of Armor Defense Systems Inc. as of June 30, 2012, and the related statements of operations, stockholder’s deficit, and cash flows for the period from April 20, 2012 (Inception) through June 30, 2012. Armor Defense Systems Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of Armor Defense Systems Inc.’s internal control over financial reporting as of June 30, 2012 and, accordingly, we do not express an opinion thereon.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Armor Defense Systems Inc. as of June 30, 2012, and the results of its operations and cash flows for the period from April 20, 2012 (Inception) through June 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has no assets, liabilities, or operations. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 4 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

D. Brooks and Associates CPA’s, P.A
West Palm Beach, FL
July 12, 2012

D. Brooks and Associates CPA’s, P.A. 8918 Marlamoor Lane, West Palm Beach, FL 33412 – (954) 592-2507

ARMOR DEFENSE SYSTEMS INC
BALANCE SHEET
JUNE 30, 2012

ASSETS

Total Assets	$--

LIABILITIES AND STOCKHOLDER’S DEFICIT

Current Liabilities:
Notes payable	$8,685
Total current assets	8,685

Total liabilities	8,865

Stockholder’s Deficit:
Common stock, $0.001 par value; 105,000,000 authorized; 100,000 issued and outstanding	100
Additional paid in capital	230
Accumulated deficit	(9,015)
Total stockholder’s deficit	(8,685)

Total liabilities and stockholder’s deficit	$--

The accompanying notes are an integral part of these financial statements.

ARMOR DEFENSE SYSTEMS INC
 STATEMENT OF OPERATIONS
PERIOD FROM APRIL 20, 2012 (INCEPTION) THROUGH JUNE 30, 2012

Revenue	$--

General and Administrative Expense	9,015

Net Loss	$(9,015)

Basic and Diluted:
Net loss per share	$(0.09)

Weighted average number of shares outstanding	100,000

The accompanying notes are an integral part of these financial statements.

ARMOR DEFENSE SYSTEMS INC
STATEMENT OF STOCKHOLDER’S DEFICIT

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholder’s
	Shares	Amount	Capital	Deficit	Deficit
Balance: April 20, 2012 (Inception)	--	$--	$-	$--	$--
Issuance of founder shares	100,000	100	230	--	330

Net loss	--	--	--	(9,015)	(9,015)

Balance – June 30, 2012	100,000	$100	$230	$(9,015)	$(8,685)

The accompanying notes are an integral part of these financial statements.

ARMOR DEFENSE SYSTEMS INC
STATEMENT OF CASH FLOWS
PERIOD FROM APRIL 20, 2012 (INCEPTION) THROUGH JUNE 30, 2012

Cash flows from operating activities:
Net loss	$(9,015)
Net cash used in operating activities	(9,015)

Cash flows from financing activities:
Proceeds from the issuance of founder shares	330
Proceeds from the issuance of demand notes	8,685
Net cash provided by financing activities	9,015

Net change in cash	--
Cash – at inception	--
Cash – end of period	$--

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-
Income taxes paid	$-

The accompanying notes are an integral part of these financial statements.

ARMOR DEFENSE SYSTEMS, INC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS

The Company was incorporated on April 20, 2012 in the State of Delaware.

The Company was formed for general business purposes and to actively engage in the acquisition of a target company.  In June 2012, the Company made, and withdrew, a Tender Offer to purchase up to $1,542,441 in value of shares of American Defense Systems, Inc. (“ADS”), a Delaware company, in a cashless, tax-free share exchange.  The Company plans to resubmit its offer and consummate this acquisition in 2012.

NOTE 2- CRITICAL ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Basic and diluted net loss per share

Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the period. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted net loss per share is the same due to the absence of common stock equivalents.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Accounting for Income Taxes.  It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties.  The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The Company is subject to taxation in the United States.   All of the Company’s tax years are subject to examination by Federal and state jurisdictions.

The Company classifies penalties and interest related to income taxes as income tax expense in the Statements of Operations.

Fair Value

The Company’s financial instruments, consisting of notes payable, approximate their fair value due to their short term maturities.

Subsequent Events

Management has evaluated subsequent events through July 12, 2012, which was the date the financial statements were available to be issued.

Recent Accounting Pronouncements

Because the Company has been recently organized and has not yet transacted any business, the new accounting standards have no significant impact on the financial statements and related disclosures.  As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3 – NOTES PAYABLE

In May and  June 2012 the Company issued non-interest bearing demand notes totaling $8,685 to two stockholders of ADS that advanced funds to the Company for the purpose of paying professional fees related to the Company’s Tender Offer for the common stock of ADS.  The notes are due on demand.

NOTE 4 - GOING CONCERN

As shown in the accompanying balance sheet, the Company has no assets, liabilities of $8,685 and no operations as of June 30, 2012.  This raises substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on its ability to identify a target acquisition.  The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

NOTE 5 – INCOME TAXES

The provision (benefit) for income taxes for the period from April 20, 2012 (inception) to June 30, 2012 consists of the following:

Current
Federal	$-
State	-
Deferred
Federal	(3,065)
State	(297)
Change in valuation allowance	3,362
$-

The Company’s income tax rate computed at the statutory federal rate of 34% differs from its effective tax rate primarily due to permanent items, state taxes and the change in the deferred tax asset valuation allowance.

Income tax at statutory rate	34.00
State income taxes, net of federal benefit	3.30
Change in valuation allowance	(37.30)
Total	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all of its deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.   Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.  Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance in all periods presented.  The Company’s deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities are as follows:

Net operating loss	$3,242
Amortization of organizational costs	120
Gross deferred tax assets:	3,362
Less: valuation allowance	(3,362)
Net deferred tax asset	$-

As of June 30, 2012 the Company had operating loss carry-forwards of approximately $8,685 available to offset future taxable income, expiring in 2032.

NOTE 7 – COMMON STOCK

On April 21, 2012 the Company issued 100,000 shares of common stock to its founder and sole stockholder for the cash consideration of $330.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Armor is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

●	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

●	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities, whether or not indemnification would be permitted by statute.

Armor’s certificate of incorporation provides that, to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended, a director of Armor shall not be personally liable to Armor or its stockholders for monetary damages for breach of any fiduciary duty as a director. Armor’s restated certificate of incorporation and amended and restated bylaws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. In addition, Armor maintains liability insurance for its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description

5.1	Opinion of Quick Law Group as to the issuance of shares of Armor common stock in connection with this offer.

21.1	Subsidiaries.

23.1	Consent of D. Brooks and Associates CPA’s, P.A., independent registered public accounting firm.

23.2	Consent of Quick Law Group PC (set forth in Exhibit 5.1)

99.1	Form of Letter of Election and Transmittal (incorporated by reference to the Schedule TO filed on August 23, 2012).

99.2	Form of Notice of Guaranteed Delivery (incorporated by reference to the Schedule TO filed on August 23, 2012).

99.3	Form of Letter from the Information Agent to Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to the Schedule TO filed on August 23, 2012).

99.4	Form of Letter to Clients for use by Brokers, Dealers, Banks, Trust Companies and Other Nominees (incorporated by reference to the Schedule TO filed on August 23, 2012).

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(b) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(c) to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

(d) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

(e) that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing pArmorsions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(g) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(h) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(i) that, for the purposes of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(j) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on August 23, 2012.

ARMOR DEFENSE SYSTEMS, INC.

By:	/s/ A. Christopher Johnson
A. Christopher Johnson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Christopher Johnson
A. Christopher Johnson	President, Chief Executive Officer and Director	August 23, 2012